Exhibit 99.2

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4791

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 628-4909
Rebecca_Squires@conceptus.com

Press Release	Source: Conceptus, Inc.

Conceptus Prices $23 Million Financing
Tuesday August 9, 11:51 am ET

SAN CARLOS, Calif.—(BUSINESS WIRE)—Aug. 9, 2005—Conceptus, Inc. (Nasdaq:CPTS - News), developer of the Essure® non-incisional permanent birth control system, today announced the pricing of a private placement of approximately 3.2 million shares of newly issued common stock to certain institutional and other accredited investors. The participants in this private placement include a new investor as lead, VantagePoint Venture Partners, an existing investor, Federated Investment Management Companies (The Kauffman Fund) as well as certain officers and directors of Conceptus. The institutional investor’s price will be $7.20 per share and the officers and directors’ price will be $8.00 per share in compliance with certain NASDAQ requirements. Upon the completion of this financing, which is subject to customary closing conditions, Conceptus will have approximately 28.9 million shares outstanding. The Company did not use a placement agent for the offering.

The shares of stock being sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, as part of the transaction, Conceptus has agreed to use its best efforts to prepare and file a registration statement with the Securities and Exchange Commission to enable the resale of the shares issued and sold in the private placement.

In conjunction with the closing of the investment, the Company intends to elect Annette Bianchi, a Managing Director of VantagePoint Venture Partners, to its Board of Directors. “VantagePoint’s investment in Conceptus recognizes the Company’s recent achievements in obtaining a five year effectiveness claim for Essure, achieving a favorable CPT code and obtaining private payer approvals which will drive broader reimbursement of this procedure,” commented Ms. Bianchi. “In addition, we believe that this financing provides the Company with an expanded base of capital to support its continuing growth. This investment is consistent with VantagePoint’s active, multi-stage investment strategy and increases our portfolio of life science investments. We look forward to working with the Company’s management on the future of Conceptus,” she added. Ms. Bianchi is an experienced life science investor who has spent over 19 years working with biotechnology and medical device companies as a venture capitalist.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up, and 99.74% effective after five years of follow-up in a small portion of the women undergoing clinical studies. Follow-up of the remaining clinical trial patients is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

About VantagePoint Venture Partners

VantagePoint Venture Partners is among the most active and successful venture firms in the world with more than $2.8 billion of capital under management. The Firm invests exclusively in technology driven companies and is organized around deep expertise and resources in five principal areas of interest: Semiconductors, Software and Internet, Communications and Systems, Healthcare and CleanTech. VantagePoint is a multi-stage investor, investing in high-growth businesses at all stages of development. The Firm supports each of its portfolio companies with the resources of a dedicated team of VantagePoint professionals able to contribute a blend of company building, technology, operations, marketing and corporate finance expertise. For more information: www.vpvp.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The closing of the private placement, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies and marketing partners, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

Contact:

Conceptus
Gregory Lichtwardt, 650-628-4791 (Corporate)
glichtwardt@conceptus.com
Rebecca Squires, 650-628-4909 (Media)
Rebecca_Squires@conceptus.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com